Exhibit 99

Schlumberger Announces Full-Year and Fourth-Quarter 2018 Results

•	Full-year revenue of $32.8 billion increased 8% year-on-year

•	Full-year GAAP EPS, including charges & credits, was $1.53

•	Full-year EPS, excluding charges & credits, of $1.62 increased 8% year-on-year

•	Full-year cash flow from operations and free cash flow were $5.7 billion and $2.5 billion, respectively

•	Fourth-quarter revenue of $8.2 billion decreased 4% sequentially

•	Fourth-quarter GAAP EPS, including charges & credits, was $0.39

•	Fourth-quarter EPS, excluding charges & credits, of $0.36 decreased 22% sequentially

•	Fourth-quarter cash flow from operations and free cash flow were $2.3 billion and $1.4 billion, respectively

•	Quarterly cash dividend of $0.50 per share was approved

Houston, January 18, 2019—Schlumberger Limited (NYSE:SLB) today reported results for full-year 2018 and the fourth quarter of 2018.

Full-Year Results

	(Stated in millions, except per share amounts)
	Twelve Months Ended		Change
	Dec. 31, 2018	Dec. 31, 2017	Year-on-year
Revenue	$32,815	$30,440	8%
Pretax operating income	$4,187	$3,921	7%
Pretax operating margin	12.8%	12.9%	-12 bps
Net income (loss) - GAAP basis	$2,138	$(1,505)	n/m
Net income, excluding charges & credits*	$2,261	$2,085	8%
Diluted EPS (loss per share) - GAAP basis	$1.53	$(1.08)	n/m
Diluted EPS, excluding charges and credits*	$1.62	$1.50	8%

Full-Year Consolidated Revenue by Area

North America	$11,984	$9,487	26%
Latin America	3,745	3,976	-6%
Europe/CIS/Africa	7,158	7,072	1%
Middle East & Asia	9,543	9,394	2%
Other	385	511	n/m

	$32,815	$30,440	8%

North America revenue	$11,984	$9,487	26%
International revenue	$20,446	$20,442	—
North America revenue, excluding Cameron	$9,668	$7,518	29%
International revenue, excluding Cameron	$17,675	$17,423	1%

*	These are non-GAAP financial measures. See section titled “Charges & Credits” for details.

n/m	= not meaningful

Schlumberger Chairman and CEO Paal Kibsgaard commented, “Full-year 2018 revenue of $32.8 billion increased 8% year-on-year and grew for the second successive year. Performance was driven by North America where revenue of $12.0 billion increased 26% due to the results of our OneStim® business, which grew by 41%. Full-year international revenue of $20.4 billion was essentially flat compared with 2017. However, excluding Cameron, international revenue for the second half of 2018 showed year-over-year growth of 3%, marking the beginning of a positive activity trend after three consecutive years of declining revenues.

“Production revenue of $12.4 billion increased 17%, while Drilling revenue of $9.3 billion improved 10%. Reservoir Characterization revenue of $6.5 billion declined 4%, mostly driven by the divestiture of the WesternGeco marine seismic acquisition business. Cameron revenue of $5.2 billion declined 1% as a further decline in the long-cycle businesses of OneSubsea® and Drilling Systems was largely offset by growth in Surface Systems and Valves & Measurement.

“Full-year 2018 pretax operating income of $4.2 billion grew 7%. Pretax operating margin of 13% was essentially flat with the previous year, as the impact of higher revenue was offset by reactivation and mobilization costs associated with the ramp-up and strategic positioning for increased activity in both North America and internationally.

Fourth-Quarter Results

	(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Dec. 31, 2018	Sept. 30, 2018	Dec. 31, 2017	Sequential	Year-on-year
Revenue	$8,180	$8,504	$8,179	-4%	—
Pretax operating income	$967	$1,152	$1,155	-16%	-16%
Pretax operating margin	11.8%	13.5%	14.1%	-172 bps	-230 bps
Net income (loss) - GAAP basis	$538	$644	$(2,255)	-16%	n/m
Net income, excluding charges & credits*	$498	$644	$668	-23%	-25%
Diluted EPS (loss per share) - GAAP basis	$0.39	$0.46	$(1.63)	-15%	n/m
Diluted EPS, excluding charges & credits*	$0.36	$0.46	$0.48	-22%	-25%

North America revenue	$2,820	$3,189	$2,811	-12%	—
International revenue	$5,283	$5,215	$5,237	1%	1%

North America revenue, excluding Cameron	$2,265	$2,572	$2,246	-12%	1%
International revenue, excluding Cameron	$4,581	$4,559	$4,446	—	3%

*	These are non-GAAP financial measures. See section titled “Charges & Credits” for details.

n/m	= not meaningful

“Fourth-quarter revenue of $8.2 billion declined 4% sequentially driven by lower activity and pricing for most Production- and Cameron-related businesses in North America land. Lower revenue from OneSubsea also drove the decline, but we are now close to the cycle trough of backlog-driven activity as we booked more than $600 million in new project orders during the quarter.

“International activity remained resilient despite the oil price drop, with revenue increasing 1% sequentially. The seasonal slowdown in Russia was offset by increased revenue in the Middle East, Asia, and Africa. Revenue from Europe and Latin America was flat compared with the previous quarter.

“Sequential performance was heavily impacted by Production- and Cameron-related activity in North America land, as seen by the 12% sequential decrease in our consolidated North America revenue. OneStim revenue dropped 25% sequentially as we decided to warm-stack a number of our fleets during the latter part of the quarter, and as we focused on securing dedicated contracts for the first half of 2019 early in the fourth-quarter tendering cycle. Drilling revenue increased 1% sequentially as we continued to mobilize additional drilling rigs for our Integrated Drilling Services (IDS) projects in Norway, Saudi Arabia, India, Argentina, Ecuador, China, and Iraq. Reservoir Characterization revenue decreased 1% sequentially driven by lower Wireline and OneSurface® revenue and limited year-end sales of Software Integrated Solutions (SIS) software and WesternGeco multiclient seismic licenses. Cameron revenue declined 3% sequentially, mostly due to lower revenue from our OneSubsea and Valves & Measurement product lines.

“From a macro perspective, the dramatic fall in oil prices in the fourth quarter was largely driven by the US shale production surprising to the upside as a result of the surge in activity earlier in the year, and as geopolitics negatively impacted the global demand- and supply-balance sentiments. The combination of these factors, together with a large sell-off in the equity markets due to concerns around global growth and increasing US interest rates, created a near perfect storm to close out 2018.

“Looking forward to 2019, we expect a more positive supply- and demand-balance sentiment to lead to a gradual recovery in the price of oil over the course of the year, as the OPEC and Russia cuts take full effect; the effect of lower activity in North America land in the second half of 2018 impacts production growth; the dispensations from the Iran export sanctions expire and are not renewed; and as the US and China continue to work toward a solution to their ongoing trade dispute.

“In the meantime, the recent oil price volatility has introduced more uncertainty around the E&P spending outlook for 2019, with customers generally taking a more conservative approach at the start of the year. This will once again push out in time the broad-based recovery in E&P spending that we expected only three months ago.

“However, based on our recent discussions with customers, we are seeing clear signs that E&P investments are starting to normalize and reflect a more sustainable financial stewardship of the global resource base. For the North America land E&P operators, this means that future investments will likely be much closer to the level that can be covered by free cash flow. Conversely, in the international markets apart from the Middle East and Russia, after four years of underinvestment and a focus on maximizing cash flow, the NOCs and independents are starting to see the need to invest in their resource base simply to maintain production at current levels.

“For Schlumberger, this means that even with the current oil prices, we expect solid, single-digit growth in the international markets while in North America land, the increased cost of capital and focus on aligning investments closer to free cash flow has introduced more uncertainty to the outlook for both drilling and production activity.

“In this environment, we have built significant flexibility into our operating plan for 2019, which gives us the means and confidence to address any investment and activity scenario. Furthermore, the foundation for our 2019 plans is a clear commitment to generate sufficient cash flow to cover all our business needs, without increasing net debt. After a very strong free cash flow performance in the second half of 2018, we are confident in our ability to further improve our liquidity position in 2019, through our focus on top-line growth, incremental margins, capital discipline, and careful management of working capital.”

Other Events

During the quarter, Schlumberger repurchased 2.1 million shares of its common stock at an average price of $48.44 per share, for a total purchase price of $100 million.

On November 15, 2018, Shearwater GeoServices Holding AS completed the purchase of the WesternGeco marine seismic acquisition assets and operations. Schlumberger received cash consideration of $600 million plus a 15% post-closing equity interest in Shearwater GeoServices Holding AS.

On January 16, 2019, Schlumberger’s Board of Directors approved a quarterly cash dividend of $0.50 per share of outstanding common stock, payable on April 12, 2019 to stockholders of record on February 13, 2019.

Consolidated Revenue by Area

	(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2018	Sept. 30, 2018	Dec. 31, 2017	Sequential	Year-on-year
North America	2,820	3,189	$2,811	-12%	—
Latin America	978	978	1,034	—	-5%
Europe/CIS/Africa	1,842	1,820	1,816	1%	1%
Middle East & Asia	2,464	2,417	2,387	2%	3%
Other	76	100	131	n/m	n/m

	$8,180	$8,504	$8,179	-4%	—

North America revenue	$2,820	$3,189	$2,811	-12%	—
International revenue	$5,283	$5,215	$5,237	1%	1%

North America revenue, excluding Cameron	$2,265	$2,572	$2,246	-12%	1%
International revenue, excluding Cameron	$4,581	$4,559	$4,446	—	3%

n/m = not meaningful

Fourth-quarter consolidated revenue of $8.2 billion decreased 4% sequentially, as North America revenue of $2.8 billion declined 12% while international revenue of $5.3 billion increased 1%.

North America

North America Area consolidated revenue of $2.8 billion decreased 12% sequentially driven by lower activity and pricing for most Production-and Cameron-related businesses in North America land. OneStim revenue dropped 25% sequentially as we decided to warm-stack a number of our fleets during the latter part of the quarter and as we focused on securing dedicated contracts for the first half of 2019 early in the fourth-quarter tendering cycle. The decline in Cameron land revenue was due to weaker activity in Valves & Measurement and Surface Systems. Offshore revenue declined slightly as growth in drilling activity on development projects and higher WesternGeco multiclient seismic license sales was more than offset by lower Cameron activity.

International

Consolidated revenue in the Latin America Area of $1.0 billion was flat sequentially. In the Latin America South GeoMarket, revenue increased from new drilling projects and higher Cameron Surface Systems activity, but this was partially offset by reduced hydraulic fracturing operations in Argentina. In the Mexico & Central America GeoMarket, revenue declined due to lower WesternGeco multiclient seismic license sales following a strong performance in the previous quarter. Revenues in the Latin America North and Venezuela GeoMarkets were flat sequentially.

Europe/CIS/Africa Area consolidated revenue of $1.8 billion increased 1% sequentially despite the seasonal activity decline in Russia and the North Sea. The revenue increase was due to higher drilling activity in the Sub-Sahara

Africa GeoMarket and additional WesternGeco multiclient seismic license sales in Mozambique and Angola. Higher revenue was also posted by the North Africa GeoMarket from increased hydraulic fracturing and drilling activity on new projects in Algeria and the start of a well intervention project in Libya. Cameron revenue was higher across the Area led by the Norway & Denmark GeoMarket.

Consolidated revenue in the Middle East & Asia Area of $2.5 billion increased 2% sequentially, primarily from higher revenue in the Eastern Middle East GeoMarket, due to strong IDS project activity in Iraq, increased hydraulic fracturing activity in Oman, and higher Wireline and Testing Services exploration activity in the United Arab Emirates. Lump-sum turnkey (LSTK) project revenue in Saudi Arabia grew further with all 25 rigs now fully deployed. Revenue in the Far East Asia & Australia GeoMarket was higher sequentially due to increased drilling and well construction activity in China and increased sales of SIS software and WesternGeco multiclient seismic licenses across the GeoMarket. However, revenue decreased sequentially in the Northern Middle East GeoMarket from lower OneSurface® revenue in Kuwait and Egypt and completed IDS projects. Cameron revenue in the Area was flat compared with the previous quarter as increased sales of Surface Systems in India were offset by reduced activity in Saudi Arabia and the Far East Asia & Australia GeoMarket.

Reservoir Characterization

	(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2018	Sept. 30, 2018	Dec. 31, 2017	Sequential	Year-on-year
Revenue	$1,651	$1,676	$1,640	-1%	1%
Pretax operating income	$364	$372	$359	-2%	1%
Pretax operating margin	22.0%	22.2%	21.9%	-16 bps	17 bps

Reservoir Characterization revenue of $1.7 billion, of which 79% came from the international markets, decreased 1% sequentially driven by the seasonal decline in Wireline activity in Russia, lower Wireline exploration activity offshore North America, and reduced OneSurface activity in the Middle East. These effects were partially offset by year-end sales of SIS software in China, Russia, India, Vietnam, and Norway as well as higher Testing Services activity in Qatar, United Arab Emirates, Oman, and Iraq. WesternGeco revenue was essentially flat sequentially as the decline in marine seismic acquisition activity, following the sale of the business in November, was fully offset by year-end sales of multiclient seismic licenses in Mozambique, Angola, Australia, and offshore North America.

Reservoir Characterization pretax operating margin of 22% was essentially flat compared with the previous quarter as the effect of high-margin SIS software and WesternGeco multiclient seismic license sales was offset by a seasonal decline in higher-margin Wireline revenue.

In the fourth quarter, Reservoir Characterization performance benefited from multiple contract awards, new multiclient seismic surveys, and the application of technology and domain expertise to improve operational efficiency.

In Mexico, BHP Billiton awarded Schlumberger a two-year contract with an optional one-year extension for exploration and appraisal services in the deepwater Trion project in the Gulf of Mexico. The scope of work includes the SonicScope* multipole sonic-while-drilling service, Quanta Geo* photorealistic reservoir geology service, Litho Scanner* high-definition spectroscopy service, and CLEANCUT* cuttings collection and transportation system.

In Australia, Schlumberger introduced Concert* well testing live performance technology for a customer to test the first development wells of a major offshore gas condensate field. Concert performance introduced a new level of efficiency for managing the testing spread required for the ultrahigh flow rate wells. The automated real-time data collection and communication enabled collaborative analysis that accelerated the understanding of the testing operation while significantly reducing field personnel.

In Indonesia, Integrated Services Management (ISM) used a combination of technologies in 21 geothermal wells for KS Orka to reduce operating costs in the Sorik Marapi Field. The reservoir is characterized by very hard volcanic rocks and high temperatures up to 250 degC. The technologies included PowerPak* steerable motors and the Xtreme* high-pressure, high-temperature well logging platform.

In Norway, Petoro AS awarded Schlumberger a two-year Software as a Service (SaaS) contract for the provision of the DELFI* cognitive E&P environment, as well as use of the ECLIPSE* industry-reference and INTERSECT* high-resolution reservoir simulators. These technologies will provide the company with deeper insights about its active licenses in order to rank and analyze them for maximum impact.

Dyas Norge AS awarded SIS a SaaS contract for use of the DELFI cognitive E&P environment in the Fogelberg gas discovery on the Norwegian Continental Shelf.

Offshore Sri Lanka, WesternGeco has begun a 5,020-km 2D multiclient survey for the Sri Lanka Petroleum Resources Development Secretariat and a major oil and gas company using a third-party seismic acquisition vessel. This is the largest survey ever conducted in Sri Lanka and is supported by industry prefunding.

Drilling

	(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2018	Sept. 30, 2018	Dec. 31, 2017	Sequential	Year-on-year
Revenue	$2,461	$2,429	$2,180	1%	13%
Pretax operating income	$318	$339	$319	-6%	—
Pretax operating margin	12.9%	14.0%	14.6%	-105 bps	-170 bps

Drilling revenue of $2.5 billion, of which 73% came from the international markets, increased 1% sequentially driven by growth in Drilling & Measurements, M-I SWACO®, and IDS as we continued to mobilize additional drilling rigs on integrated drilling projects in Norway, Saudi Arabia, India, Argentina, Ecuador, China, and Iraq. Drilling revenue remained resilient in North America land driven by our directional drilling business. These revenue increases, however, were partially offset by the seasonal decline in activity in the Northern Hemisphere, particularly in Russia.

Drilling pretax operating margin of 13% decreased 105 bps sequentially due to the seasonal activity decline in Russia and the increased cost of mobilizing additional resources as IDS project activity scaled up across international operations.

Drilling performance this quarter was underpinned by the deployment of several record-breaking drilling and drill bit technologies, GeoSphere* reservoir mapping-while-drilling service for optimizing recovery, and multiple contract awards.

In the New Mexico Delaware Basin, Drilling & Measurements used the PowerDrive Orbit* rotary steerable system for XTO Energy to drill the longest wells with the longest laterals. XTO Energy drilled the James Ranch Unit D12#191H to a total depth of 26,150 ft, making this the longest horizontal well drilled in the Permian Basin. Additionally,

XTO Energy drilled the longest lateral in the Permian of 16,426 ft on the LHS Ranch 4-40 4004BH. The PowerDrive Orbit system helped create access to additional reservoirs, enabling the customer to reduce operating costs and optimize acre utilization by providing access to valuable reservoir acreage that could have otherwise been inaccessible.

Eni Iraq B.V. awarded Schlumberger an IDS contract for a minimum of eight wells in the Zubair Field. The performance-based contract builds upon previous awards from Eni in the same field and includes the provision of technologies such as the DBOS* drillbit optimization system, i-DRILL* integrated dynamic system analysis service, and COLOSSUS* liner hanger systems.

Also in Iraq, IDS established a new well delivery record for Eni Iraq B.V. of 20 days from spud to total depth, a 13% improvement over the previous record. The turnkey project requires drilling of several well types with varying levels of complexity that require a broad range of technologies. Some of the drilling technologies included ROPO* rate of penetration optimization software, RigHour* multiwell drilling operational efficiency analysis, and StingBlade* conical diamond element bits.

In the West Texas Permian Basin, Drilling & Measurements used the PowerDrive Orbit rotary steerable system in drilling a well for Apache Corporation and saved 27 drilling hours in the Lower Spraberry Formation. PowerDrive Orbit system technology drilled a 7,600-ft lateral section in a single run in a little over 29 hours, which is nearly twice as fast as similar lateral sections in offset wells in this formation that averaged 56.1 on-bottom hours when using conventional motors.

In the Colorado Denver-Julesburg Basin, Bits & Drilling Tools introduced HyperBlade* hyperbolic diamond element bit technology to help a customer increase drilling efficiency in two wells. In one well, HyperBlade bit technology achieved a 50% improvement in the rate of penetration (ROP) in the vertical section, which saved the operator 7.5 hours of drilling time compared with offset wells using conventional bits. Another well was the fastest well drilled to total depth in this basin with an on-bottom ROP of 464.6 ft/h.

In Russia, Bits & Drilling Tools used a combination of technologies for Orenburgneft to reduce drilling time in a well by nearly 75 hours compared with offset wells in the conventional Zaykino-Zorinskoye Field. Technologies included the AxeBlade* ridged diamond element bit, StingBlade conical diamond element bit, and 3DC* three-dimensional cutter.

In the Schiehallion Field in the UK sector of the North Sea, Drilling & Measurements deployed the GeoSphere reservoir mapping-while-drilling service for BP, reducing the probability of geological sidetracks in two wells. The GeoSphere service mapped channel sands 20 m to 30 m from the wellbore, which improved the customer’s understanding of the formation, maximizing reservoir contact and recovery.

Apache North Sea UK Limited awarded Schlumberger a three-year contract with two optional one-year extensions for the provision of drilling and completion fluids for platform and subsea drilling projects in the UK North Sea. The new agreement was effective October 1, 2018 and operations began in December.

Production

	(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2018	Sept. 30, 2018	Dec. 31, 2017	Sequential	Year-on-year
Revenue	$2,936	$3,249	$3,078	-10%	-5%
Pretax operating income	$198	$320	$316	-38%	-37%
Pretax operating margin	6.8%	9.9%	10.3%	-310 bps	-351 bps

Production revenue of $2.9 billion, of which 53% came from the international markets, declined 10% sequentially. OneStim revenue in North America land dropped 25% as we decided to warm-stack a number of our fleets during the latter part of the quarter, and as we focused on securing dedicated contracts for the first half of 2019 early in the fourth-quarter tendering cycle. Well Services revenue also declined internationally from lower hydraulic fracturing activity in Argentina. These revenue decreases were partially offset by higher revenue from Artificial Lift Solutions due to strong product sales and service activity in Russia, Continental Europe, Sub-Sahara Africa, the Middle East, and Ecuador.

Production pretax operating margin of 7% decreased 310 bps sequentially due to reduced pricing and activity in the OneStim business in North America land.

Production performance was supported by contract awards and the deployment of new cementing and hydraulic fracturing technologies that helped improve operational efficiency and well productivity. The Fulcrum* cement-conveyed frac performance technology provides superior well zonal isolation in hydraulically-fractured lateral sections. In addition, BroadBand Precision* integrated completion services ensure every fracture is stimulated and propped open from the tip of the fracture to the wellbore, and BroadBand Shield* fracture-geometry control services help limit the risk of communicating with neighboring wells (frac hits), which is particularly important for infill wells and multiwell pads.

Saudi Aramco awarded Schlumberger a three-year integrated production services contract for the provision of well stimulation and testing services for a conventional gas field in the South Area. The contract, which has an optional one-year extension, will include deployment of the BroadBand Sequence* fracturing and OpenPath* stimulation services.

In the Permian Basin, Well Services introduced Fulcrum cement-conveyed frac performance technology to overcome challenges in removing drilling fluid behind the casing that can compromise zonal isolation during hydraulic fracturing of horizontal wells. After cementing five horizontal wells with 10,000-ft laterals, the cement bond logs recorded, on average, a 55% improvement in the bond index, confirming superior zonal isolation compared with offset wells cemented with conventional methods. OneStim hydraulically fractured these five wells and early production was compared with public data from representative offset wells within a 10 miles radius that had been completed in the last two years using conventional stimulation methods. Normalized by lateral length, the mean three-month cumulative liquids production in the five wells treated with Fulcrum technology was 22% higher compared with the offset wells.

In Canada, OneStim deployed BroadBand Precision integrated completion service through coiled tubing, resulting in up to 160 fracturing stage count per well in the Cardium Formation in Alberta. BroadBand Precision service reduced the transition time between fracturing stages to as low as four minutes. In addition, the optimized sleeve size enabled higher efficiency during installation, resulting in rig time savings of up to 16 hours per well.

In North Dakota, OneStim deployed a combination of technologies to stimulate a new infill well near an older horizontal well and saved the customer approximately $400,000 in costs by avoiding the need for a cleanout operation that would have required two weeks. OneStim specialists designed new stimulation treatments using the BroadBand Shield fracture-geometry control service to eliminate fracture hits. The treatments maintained the productivity of the older primary well by avoiding sanding up, while their success in eliminating fracture hits was confirmed by the WellWatcher Stim* stimulation monitoring service.

In the UK North Sea, Well Services used CemPRIME* engineered chemistry spacer technology to help BP reduce plug and abandonment operating costs in the Achmelvich Field. This technology enabled a switch from a two-spacer to a one-spacer fluid system due to improvements in fluid compatibility and a reduced impact on cement setting times.

Cameron

	(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2018	Sept. 30, 2018	Dec. 31, 2017	Sequential	Year-on-year
Revenue	$1,265	$1,298	$1,414	-3%	-11%
Pretax operating income	$127	$148	$203	-14%	-37%
Pretax operating margin	10.0%	11.4%	14.4%	-140 bps	-432 bps

Cameron revenue of $1.3 billion, of which 55% came from the international markets, declined 3% sequentially as increased sales in Surface Systems were more than offset by lower revenue from the OneSubsea and Valves & Measurement product lines, while Drilling Systems revenue was flat. In addition, OneSubsea booked more than $600 million in new project orders during the quarter indicating that it is now close to the cycle trough of backlog-driven activity. Surface Systems sales were higher in India, Europe & Africa, the Middle East, and Latin America while Valves & Measurement revenue was lower due to the decline in North America land activity.

Cameron pretax operating margin of 10% declined 140 bps sequentially due to lower OneSubsea margins.

In the fourth quarter, Cameron won several contracts for integrated subsea production systems and integrated drilling packages to be deployed in four of the world’s major deepwater basins. Also, the Subsea Integration Alliance, a global partnership between OneSubsea and Subsea 7, executed record extended-length tieback installations in the US Gulf of Mexico and UK North Sea, reducing time to first production.

Equinor awarded OneSubsea an engineering, procurement, and construction (EPC) contract for supply of the industry’s first all-electric actuated boosting system for the Vigdis Field in the Norwegian North Sea. The contract scope includes a pump station with a manifold foundation and protective structure, along with a pump module, topside equipment, umbilical, and all-electric controls with electric actuation. Work began in December 2018 and delivery is scheduled for the first quarter of 2020.

Esso Australia Pty. Ltd. awarded the Subsea Integration Alliance an integrated subsea engineering, procurement, construction, installation and commissioning (EPCIC) contract for offshore Australia. This supplier-led integrated development solution combines subsea production systems (SPS) and subsea umbilicals, risers, and flowlines (SURF). The wells will be tied back to the Longford onshore gas plants. Offshore installation activities are scheduled for 2020.

Schlumberger subsea multiphase boosting system technology enabled the development of the longest tiebacks in the UK North Sea and the US Gulf of Mexico. In the Otter Field in the UK North Sea, the 18-mile tieback is part of an integrated solution providing production security for a late-life asset. In the Dalmatian Field in the US Gulf of Mexico, the 22-mile tieback is part of an enhanced oil recovery project. These projects were executed by the Subsea Integration Alliance.

Equinor and South Atlantic Holding B.V. signed a contract with Schlumberger for the Total Well Delivery on the Peregrino C platform, and an amendment to the Cameron EPC contract for the delivery of a Cameron drilling module. Located 85 km off the coast of Rio de Janeiro, the drilling module will be installed on platform C to support drilling of production and injection wells in reservoirs that are inaccessible from the current platforms A and B. Through the Total Well Delivery model, Schlumberger will provide the full scope of well construction services, drilling management services, and advanced digital technology solutions, including the DrillPlan* coherent well construction planning solution to drill 22 wells. This integrated model includes efficiency improvements to the drilling module, streamlined consecutive workflows, and optimized human resources at the wellsite by multiskilling crew members to take on new tasks.

Financial Tables

Condensed Consolidated Statement of Income (Loss)

	(Stated in millions, except per share amounts)
	Fourth Quarter		Twelve Months
Periods Ended December 31,	2018	2017	2018	2017
Revenue	$8,180	$8,179	$32,815	$30,440
Interest and other income	31	52	149	224
Gain on sale of business (1)	215	—	215	—
Expenses
Cost of revenue	7,172	7,201	28,478	26,543
Research & engineering	178	192	702	787
General & administrative	114	109	444	432
Impairments & other (1)	172	2,701	356	3,211
Merger & integration (1)	—	95	—	308
Interest	142	143	575	566

Income (loss) before taxes	$648	$(2,210)	$2,624	$(1,183)
Tax expense (1)	100	62	447	330

Net income (loss) attributable to Schlumberger (1)	$548	$(2,272)	$2,177	$(1,513)
Net income (loss) attributable to noncontrolling interests	10	(17)	39	(8)

Net income (loss) attributable to Schlumberger (1)	$538	$(2,255)	$2,138	$(1,505)

Diluted earnings (loss) per share of Schlumberger (1)	$0.39	$(1.63)	$1.53	$(1.08)

Average shares outstanding	1,384	1,385	1,385	1,388
Average shares outstanding assuming dilution	1,392	1,385	1,393	1,388

Depreciation & amortization included in expenses (2)	$919	$906	$3,556	$3,837

(1)	See section titled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.

Condensed Consolidated Balance Sheet

	(Stated in millions)
Assets	Dec. 31, 2018	Dec. 31, 2017
Current Assets
Cash and short-term investments	$2,777	$5,089
Receivables	7,881	8,084
Other current assets	5,073	5,324

	15,731	18,497
Fixed assets	11,679	11,576
Multiclient seismic data	601	727
Goodwill	24,931	25,118
Intangible assets	8,727	9,354
Other assets	8,838	6,715

	$70,507	$71,987

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$10,223	$10,036
Estimated liability for taxes on income	1,155	1,223
Short-term borrowings and current portion of long-term debt	1,407	3,324
Dividends payable	701	699

	13,486	15,282
Long-term debt	14,644	14,875
Deferred taxes	1,441	1,650
Postretirement benefits	1,153	1,082
Other liabilities	3,197	1,837

	33,921	34,726
Equity	36,586	37,261

	$70,507	$71,987

Liquidity

	(Stated in millions)
Components of Liquidity	Dec. 31, 2018	Sept. 30, 2018	Dec. 31, 2017
Cash and short-term investments	$2,777	$2,854	$5,089
Short-term borrowings and current portion of long-term debt	(1,407)	(3,215)	(3,324)
Long-term debt	(14,644)	(14,159)	(14,875)

Net Debt (1)	$(13,274)	$(14,520)	$(13,110)

Details of changes in liquidity follow:

Periods Ended December 31,	Twelve Months 2018	Fourth Quarter 2018	Twelve Months 2017
Net income (loss) before noncontrolling interests	$2,177	$548	$(1,513)
Impairment and other charges, net of tax before noncontrolling interests	320	156	3,624
Gain on sale of WesternGeco marine seismic business, net of tax	(196)	(196)	—

	$2,301	$508	$2,111
Depreciation and amortization (2)	3,556	919	3,837
Stock-based compensation expense	345	86	343
Change in working capital	(442)	705	(823)
US federal tax refund	—	—	685
Other	(47)	113	(490)

Cash flow from operations (3)	$5,713	$2,331	$5,663

Capital expenditures	(2,160)	(621)	(2,107)
SPM investments	(981)	(262)	(1,609)
Multiclient seismic data capitalized	(100)	(37)	(276)

Free cash flow (4)	2,472	1,411	1,671

Dividends paid	(2,770)	(693)	(2,778)
Stock repurchase program	(400)	(100)	(969)
Proceeds from employee stock plans	261	5	297

	(437)	623	(1,779)

Proceeds from sale of WesternGeco marine seismic business, net of cash divested	579	579	—
Business acquisitions and investments, net of cash acquired plus debt assumed	(292)	(2)	(847)
Other	(14)	46	(363)

(Increase) decrease in Net Debt	(164)	1,246	(2,989)
Net Debt, beginning of period	(13,110)	(14,520)	(10,121)

Net Debt, end of period	$(13,274)	$(13,274)	$(13,110)

(1)

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.
(3)

Includes severance payments of $340 million and $75 million during the twelve months and fourth quarter ended December 31, 2018, respectively; and $455 million and $108 million during the twelve months and fourth quarter ended December 31, 2017, respectively.

(4)

“Free cash flow” represents cash flow from operations less capital expenditures, SPM investments and multiclient seismic data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of Schlumberger’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this full-year and fourth-quarter 2018 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). Net income, excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; Schlumberger net income, excluding charges & credits; and effective tax rate, excluding charges & credits) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to evaluate more effectively Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non- GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures.

	(Stated in millions, except per share amounts)
	Fourth Quarter 2018
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$648	$100	$10	$538	$0.39
Gain on sale of marine seismic acquisition business	(215)	(19)	—	(196)	(0.14)
Asset impairments (1)	172	16	—	156	0.11

Schlumberger net income, excluding charges & credits	$605	$97	$10	$498	$0.36

	Fourth Quarter 2017
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS*
Schlumberger net loss (GAAP basis)	$(2,210)	$62	$(17)	$(2,255)	$(1.63)
Impairments & other:
WesternGeco seismic restructuring	1,114	20	—	1,094	0.79
Venezuela investment write-down	938	—	—	938	0.67
Workforce reductions	247	13	—	234	0.17
Multiclient seismic data impairment	246	81	—	165	0.12
Other restructuring charges	156	10	22	124	0.09
Merger & integration	95	26	—	69	0.05
Provision for loss on long-term construction project (2)	245	22	—	223	0.16
US tax reform (3)	—	(76)	—	76	0.05

Schlumberger net income, excluding charges & credits	$831	$158	$5	$668	$0.48

	Twelve Months 2018
	Pretax	Tax	Noncont. Interests	Net*	Diluted EPS
Schlumberger net income (GAAP basis)	$2,624	$447	$39	$2,138	$1.53
Gain on sale of marine seismic acquisition business	(215)	(19)	—	(196)	(0.14)
Impairments & other:
Workforce reductions	184	20	—	164	0.12
Asset impairments	172	16	—	156	0.11

Schlumberger net income, excluding charges & credits	$2,765	$464	$39	$2,261	$1.62

	(Stated in millions, except per share amounts)
	Twelve Months 2017
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net loss (GAAP basis)	$(1,183)	$330	$(8)	$(1,505)	$(1.08)
Impairments & other:
WesternGeco seismic restructuring	1,114	20	—	1,094	0.79
Venezuela investment write-down	938	—	—	938	0.67
Promissory note fair value adjustment and other	510	—	12	498	0.36
Workforce reductions	247	13	—	234	0.17
Multiclient seismic data impairment	246	81	—	165	0.12
Other restructuring charges	156	10	22	124	0.09
Merger & integration	308	70	—	238	0.17
Provision for loss on long-term construction project (2)	245	22	—	223	0.16
US tax reform (3)	—	(76)	—	76	0.05

Schlumberger net income, excluding charges & credits	$2,581	$470	$26	$2,085	$1.50

There were no charges or credits during the third quarter of 2018

(1)	Recorded in Impairments & other in the Condensed Consolidated Statement of Income (Loss).
(2)	Recorded in Cost of revenue in the Condensed Consolidated Statement of Income (Loss).
(3)	Recorded in Tax expense (benefit) in the Condensed Consolidated Statement of Income (Loss).
*	Does not add due to rounding

Segments

	(Stated in millions)
	Three Months Ended
	Dec. 31, 2018		Sept. 30, 2018		Dec. 31, 2017
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$1,651	$364	$1,676	$372	$1,640	$359
Drilling	2,461	318	2,429	339	2,180	319
Production	2,936	198	3,249	320	3,078	316
Cameron	1,265	127	1,298	148	1,414	203
Eliminations & other	(133)	(40)	(148)	(27)	(133)	(42)

Pretax operating income		967		1,152		1,155
Corporate & other		(238)		(234)		(219)
Interest income(1)		8		8		25
Interest expense(1)		(132)		(139)		(130)
Charges & credits		43		—		(3,041)

	$8,180	$648	$8,504	$787	$8,179	$(2,210)

	(Stated in millions)
	Twelve Months Ended
	Dec. 31, 2018		Dec. 31, 2017
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$6,526	$1,392	$6,795	$1,244
Drilling	9,250	1,239	8,392	1,151
Production	12,394	1,052	10,630	936
Cameron	5,167	608	5,205	733
Eliminations & other	(522)	(104)	(582)	(143)

Pretax operating income		4,187		3,921
Corporate & other		(937)		(934)
Interest income(1)		52		107
Interest expense(1)		(537)		(513)
Charges & credits		(141)		(3,764)

	$32,815	$2,624	$30,440	$(1,183)

(1)	Excludes interest included in the segment results.

Supplemental Information

1)	What is the capex guidance for the full year 2019?

Capex (excluding multiclient and SPM investments) for the full year 2019 is expected to be approximately $1.5 to $1.7 billion, which is lower than the $2.2 billion that was spent in 2018.

2)	What were the cash flow from operations and free cash flow for the fourth quarter of 2018?

Cash flow from operations for the fourth quarter of 2018 was $2.3 billion. Free cash flow for the fourth quarter of 2018 was $1.4 billion, including $75 million of severance payments but excluding $600 million of cash proceeds that were received from the sale of WesternGeco marine seismic business.

3)	What were the cash flow from operations and free cash flow for the full year of 2018?

Cash flow from operations for the full year of 2018 was $5.7 billion. Free cash flow for the full year of 2018 was $2.5 billion, including $340 million of severance payments but excluding $600 million of cash proceeds that were received from the sale of the WesternGeco marine seismic business.

4)	What was included in “Interest and other income” for the fourth quarter of 2018?

“Interest and other income” for the fourth quarter of 2018 was $31 million. This amount consisted of earnings of equity method investments of $21 million and interest income of $10 million.

5)	How did interest income and interest expense change during the fourth quarter of 2018?

Interest income of $10 million for the fourth quarter of 2018 was flat sequentially. Interest expense of $142 million decreased $5 million sequentially.

6)	What is the difference between pretax operating income and Schlumberger’s consolidated income before taxes?

The difference principally consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives, and other nonoperating items.

7)	What was the effective tax rate (ETR) for the fourth quarter of 2018?

The ETR for the fourth quarter of 2018, calculated in accordance with GAAP, was 15.4% as compared to 16.4% for the third quarter of 2018. Excluding charges and credits, the ETR for the fourth quarter of 2018 was 16.0%. There were no charges and credits in the third quarter of 2018.

8)	How many shares of common stock were outstanding as of December 31, 2018 and how did this change from the end of the previous quarter?

There were 1.383 billion shares of common stock outstanding as of December 31, 2018. The following table shows the change in the number of shares outstanding from September 30, 2018 to December 31, 2018.

(Stated in millions)
Shares outstanding at September 30, 2018	1,385
Shares issued to optionees, less shares exchanged	—
Vesting of restricted stock	—
Shares issued under employee stock purchase plan	—
Stock repurchase program	(2)

Shares outstanding at December 31, 2018	1,383

9)

What was the weighted average number of shares outstanding during the fourth quarter of 2018 and third quarter of 2018, and how does this reconcile to the average number of shares outstanding, assuming dilution used in the calculation of diluted earnings per share, excluding charges and credits?

The weighted average number of shares outstanding was 1.384 billion during the fourth quarter of 2018 and 1.385 billion during the third quarter of 2018.

The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share, excluding charges and credits.

	(Stated in millions)
	Fourth Quarter	Third Quarter
	2018	2018
Weighted average shares outstanding	1,384	1,385
Assumed exercise of stock options	—	—
Unvested restricted stock	8	7

Average shares outstanding, assuming dilution	1,392	1,392

10)	What are Schlumberger Production Management (SPM) projects and how does Schlumberger recognize revenue from these projects?

SPM projects are focused on developing and comanaging production on behalf of Schlumberger customers under long-term agreements. Schlumberger will invest its own services, products, and in some cases, cash, into the field development activities and operations. Although in certain arrangements Schlumberger recognizes revenue and is paid for a portion of the services or products it provides, generally Schlumberger will not be paid at the time of providing its services or upon delivery of its products. Instead, Schlumberger recognizes revenue and is compensated based upon cash flow generated or on a fee-per-barrel basis. This may include certain arrangements whereby Schlumberger is only compensated based upon incremental production it helps deliver above a mutually agreed baseline.

11)	How are Schlumberger products and services that are invested in SPM projects accounted for?

Revenue and the related costs are recorded within the respective Schlumberger segment for services and products that each segment provides to Schlumberger’s SPM projects. This revenue (which is based on arms-length pricing) and the related profit is then eliminated through an intercompany adjustment that is included within the “Eliminations & other” line (Note that the “Eliminations & other” line includes other items in addition to the SPM eliminations). The direct cost associated with providing Schlumberger services or products to SPM projects is then capitalized on the balance sheet.

These capitalized investments, which may be in the form of cash as well as the previously mentioned direct costs, are expensed in the income statement as the related production is achieved and associated revenue is recognized. This amortization expense is based on the units of production method, whereby each unit is assigned a pro-rata portion of the unamortized costs based on total estimated production.

SPM revenue along with the amortization of the capitalized investments and other operating costs incurred in the period are reflected within the Production segment.

12)	What was the unamortized balance of Schlumberger’s investment in SPM projects at December 31, 2018 and how did it change in terms of investment and amortization when compared to September 30, 2018?

The unamortized balance of Schlumberger’s investments in SPM projects was approximately $4.2 billion at both December 31, 2018 and September 30, 2018. These amounts are included within Other Assets in Schlumberger’s Condensed Consolidated Balance Sheet. The change in the unamortized balance of Schlumberger’s investment in SPM projects was as follows:

(Stated in millions)
Balance at September 30, 2018	$4,248
SPM investments	262
Amortization of SPM investment	(152)
Other	(157)

Balance at December 31, 2018	$4,201

13)	What was the amount of WesternGeco multiclient sales in the fourth quarter of 2018?

Multiclient sales, including transfer fees, were $176 million in the fourth quarter of 2018 and $139 million in the third quarter of 2018.

14)	What was the WesternGeco backlog at the end of the fourth quarter of 2018?

The WesternGeco backlog, which is based on signed contracts with customers, was $343 million at the end of the fourth quarter of 2018. It was $322 million at the end of the third quarter of 2018.

15)	What were the orders and backlog for Cameron’s OneSubsea and Drilling Systems businesses?

The OneSubsea and Drilling Systems orders and backlog were as follows:

	(Stated in millions)
	Fourth Quarter	Third Quarter
	2018	2018
Orders
OneSubsea	$611	$425
Drilling Systems	$196	$193

Backlog (at the end of period)
OneSubsea	$1,903	$1,654
Drilling Systems	$495	$523

About Schlumberger

Schlumberger is the world’s leading provider of technology for reservoir characterization, drilling, production, and processing to the oil and gas industry. Working in more than 85 countries and employing approximately 100,000 people who represent over 140 nationalities, Schlumberger supplies the industry’s most comprehensive range of products and services, from exploration through production, and integrated pore-to-pipeline solutions that optimize hydrocarbon recovery to deliver reservoir performance.

Schlumberger Limited has principal offices in Paris, Houston, London, and The Hague, and reported revenues of $32.82 billion in 2018. For more information, visit www.slb.com.

*	Mark of Schlumberger or Schlumberger companies.

Notes

Schlumberger will hold a conference call to discuss the earnings press release and business outlook on Friday, January 18, 2019. The call is scheduled to begin at 8:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (800) 288-8967 within North America, or +1 (612) 333-4911 outside North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call, an audio replay will be available until February 18, 2019 by dialing +1 (800) 475-6701 within North America, or +1 (320) 365-3844 outside North

America, and providing the access code 457252. The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same web site until February 28, 2018.

For more information, contact

Simon Farrant – Vice President of Investor Relations, Schlumberger Limited

Joy V. Domingo – Manager of Investor Relations, Schlumberger Limited

Office +1 (713) 375-3535

investor-relations@slb.com

###

This full-year and fourth-quarter 2018 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; improvements in operating procedures and technology, including our transformation program; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; the effects of U.S. tax reform; our effective tax rate; Schlumberger’s SPM projects, joint ventures and alliances; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world; foreign currency risk; pricing pressure; weather and seasonal factors; operational modifications, delays or cancellations; production declines; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; and other risks and uncertainties detailed in this full-year and fourth-quarter 2018 earnings release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

###